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                                                                      EXHIBIT 99

MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES CLOSING OF DEFINITIVE AGREEMENT WITH CONSOLIDATED MEDIA SYSTEMS, INC.; TENTH ACCRETIVE TRANSACTION

DAYTON, Ohio, Sept. 11 -- Miami Computer Supply Corporation (Nasdaq: MCSC), a leading supplier of computer supplies and projection presentation products, today announced that it has closed the definitive merger agreement with Consolidated Media Systems, Inc. a $70.0 million (annual revenues) distributor of business and professional audio-video products, headquartered in Nashville, Tennessee, with twenty six other offices located in Alabama, California, Colorado, Florida, Georgia, Kentucky, Mississippi, Missouri, Ohio, Oklahoma, South Carolina, Texas and West Virginia.

Michael E. Peppel, President and Chief Executive Officer of Miami Computer Supply said "The closing of the CMS transaction today provides MCSC with solid momentum heading into the fourth quarter. Don Sandlin and John Miles are well respected in the industry which will assist us in pursuing transactions with other merger candidates. Furthermore, this is our largest transaction to date and will push our annualized revenue run rate to over $300 million."

In a joint statement, Don Sandlin, President of CMS and John Miles, Secretary/Treasurer of CMS stated: "The CMS family is excited about our new relationship with MCSC. The synergies between our companies will allow us continued growth and an even greater ability to meet the needs of our customers. This merger further secures CMS's leadership position in our industry. We look forward to the challenges and opportunities which lie ahead."

Miami Computer Supply Corporation went public in November of 1996. Since the IPO, Miami Computer Supply has increased the number of sales personnel from 53 to 308 and its annual sales from $107.4 million as of December 31, 1997 to a proforma annualized 12 month run rate of over $300 million (including this transaction).

Miami Computer Supply Corporation is a distributor of computer and office automation supplies and accessories, including a line of computer projection presentation products and video conferencing products throughout the United States and in certain foreign countries. Miami Computer Supply Corporation distributes over 1,800 core products primarily to middle market and smaller companies and to governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation and Canon for computer supplies, and Sharp, Epson and Proxima for projection presentation products and Intel Team Station video conferencing products. Additional information regarding the Company can be obtained at http://www.mcsinet.com.

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic


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conditions, industry trends, actions of competitors, the Company's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect the Company's business, is set forth in the Company's Form 1O-K for the year ended December 31, 1997, and its Form 1O-Q for the six months ended June 30, 1998.